Exhibit 99.1

Texas Pacific Land Corporation Announces Board Refreshment

Will nominate two new independent directors with relevant experience and expertise in energy, land and royalty management and executive leadership at the 2023 Annual Meeting

David E. Barry and John R. Norris III will retire from the Board at the 2023 Annual Meeting

Company enters into a Cooperation Agreement with Horizon Kinetics and SoftVest

DALLAS, AUGUST 1, 2023 – Texas Pacific Land Corporation (NYSE: TPL) (the “Company” or “TPL”) today announced its slate of director nominees for election to the Company’s board of directors (the “Board”) at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”).

The Company will nominate two new independent directors, Marguerite Woung-Chapman and Robert Roosa, in addition to current director, Murray Stahl. The current directors and co-chairs of the Board, David E. Barry and John R. Norris III, have announced their intention to retire at the 2023 Annual Meeting and will not stand for reelection. The Board intends to announce new Board leadership following the 2023 Annual Meeting.

TPL’s new independent director nominees bring a strong and relevant mix of skills and experiences, as well as proven track records of value creation, which the Board believes will enhance its oversight of TPL’s strategy and performance:

•	Ms. Woung-Chapman has extensive energy sector executive experience, having worked at and with oil and gas companies for more than 30 years. Ms. Woung-Chapman currently serves as a member of the Board of Directors of Chord Energy (NASDAQ: CHRD) and Summit Midstream Partners (NYSE: SMLP). She previously served as Senior Vice President, General Counsel and Corporate Secretary of Energy XXI Gulf Coast, Inc.

•	Mr. Roosa brings deep oil and gas financial and executive experience to the Board and is currently Partner and Chief Executive Officer of Brigham Royalties, LLC. He was previously the Chief Executive Officer and a Director of Brigham Minerals, Inc., a public minerals company, from 2017 to 2022.

“We thank David and John for their dedication and years of service to TPL and its shareholders, during which time they helped oversee substantial growth and value creation. We wish them all the best," said General Donald Cook, TPL director and chairperson of the Nominating and Governance Committee. “The Board looks forward to welcoming Marguerite and Robert. We believe the Company and its shareholders will benefit greatly from their relevant experience and expertise as we continue to execute TPL’s strategy and drive value for our shareholders.”

In connection with the Board changes, TPL has entered into a Cooperation Agreement (the “Cooperation Agreement”) with Horizon Kinetics LLC, SoftVest, L.P. and their affiliated funds (collectively, the “Investor Group”), which includes, among other things, certain voting commitments and standstill and non-disparagement provisions. The Cooperation Agreement will be filed on Form 8-K with the Securities and Exchange Commission. The Cooperation Agreement has no impact on the litigation pending in Delaware Chancery Court between TPL and the Investor Group.

Evercore is serving as financial advisor to TPL, Sidley Austin LLP is serving as legal advisor to TPL and Spotlight Advisors, LLC is serving as strategic advisor to TPL.

About Marguerite Woung-Chapman

Ms. Woung-Chapman currently serves as a member of the Board of Directors of Chord Energy (NASDAQ: CHRD) and Summit Midstream Partners (NYSE: SMLP). In 2018, Ms. Woung-Chapman served as Senior Vice President, General Counsel and Corporate Secretary of Energy XXI Gulf Coast, Inc., a NASDAQ-listed independent exploration and production company that was engaged in the development, exploitation and acquisition of oil and natural gas properties in the U.S. Gulf Coast region. Prior to that, from 2012 to 2017, Ms. Woung-Chapman served in various capacities at EP Energy Corporation, a private company that subsequently became an NYSE-listed independent oil and gas exploration and production company, including, among others, Senior Vice President, Land Administration, General Counsel and Corporate Secretary. Ms. Woung-Chapman began her career as a corporate attorney with El Paso Corporation (including its predecessors) and served in various capacities of increasing responsibility during her tenure from 1991 until 2012, including, among others, Vice President, Legal Shared Services, Corporate Secretary and Chief Governance Officer. She has a B.S. in Linguistics from Georgetown University and a J.D. from the Georgetown University Law Center.

About Robert Roosa

Robert M. Roosa is Partner and Chief Executive Officer of Brigham Royalties, LLC and previously served as the Chief Executive Officer since 2017 and director of Brigham Minerals since 2018 until it was acquired by Sitio Royalties Corporation in 2022. Mr. Roosa served as the President of Anthem Ventures, LLC, a family office, and assisted Mr. Brigham with a number of family ventures between January 2012 and January 2017. Mr. Roosa served various roles, including Director of Finance and Investor Relations, while at Brigham Exploration from 2006 until its sale to Statoil in December of 2011. From 2000 to 2006, Mr. Roosa held a series of positions at Exxon Mobil Corporation, an oil and gas company, in the Corporate Treasurer’s Department. Prior to 2000, Mr. Roosa worked for Cooper Industries, an electrical products manufacturing company, in its Corporate Controllers and Audit Groups and with the accounting firm Deloitte & Touche LLP in its audit function. Mr. Roosa graduated from Southern Methodist University with a Master of Business Administration and from the University of Texas at Austin with a Bachelor of Business Administration.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 874,000 acres of land in West Texas, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provide revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of our land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from our oil and gas royalty interests, and revenues related to saltwater disposal on our land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and temporary permits related to a variety of land uses including midstream infrastructure projects and hydrocarbon processing facilities.

Contacts

Investors:

TPL Investor Relations

IR@texaspacific.com

Media:

Paul Caminiti / Nicholas Leasure

Reevemark

(212) 433-4600

TeamTPL@reevemark.com